EXHIBIT 21

LIST OF SUBSIDIARIES

 Name

 Ownership %

 Fulland, Limited, a Cayman Islands limited liability company. 100% owned

 100%

 Green Power Environment Technology (Shanghai) Co., Ltd., a wholly foreign-owned enterprise organized under the laws of the People’s Republic of China and wholly-owned by Fulland Limited

 100%

 Wuxi Fulland Wind Energy Equipment Co., Ltd., a wholly foreign-owned enterprise organized under the laws of the People’s Republic of China and wholly-owned by Fulland Limited

 100%

.